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                                                                                  Exhibit 12(a)

                                Entergy Arkansas, Inc.
               Computation of Ratios of Earnings to Fixed Charges and
       Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                              1996      1997      1998      1999      2000
Fixed charges, as defined:
  Total Interest Charges                                     $106,716  $104,165   $96,685   $97,023  $101,600
  Interest applicable to rentals                               19,121    17,529    15,511    17,289    16,449
                                                             ------------------------------------------------
Total fixed charges, as defined                               125,837   121,694   112,196   114,312   118,049

Preferred dividends, as defined (a)                            24,731    16,073    16,763    17,836    13,479
                                                             ------------------------------------------------

Combined fixed charges and preferred dividends, as defined   $150,568  $137,767  $128,959  $132,148  $131,528
                                                             ================================================
Earnings as defined:

  Net Income                                                 $157,798  $127,977  $110,951   $69,313  $137,047
  Add:
    Provision for income taxes:
       Total                                                   84,445    59,220    71,374    54,012   100,512
    Fixed charges as above                                    125,837   121,694   112,196   114,312   118,049
                                                             ------------------------------------------------
Total earnings, as defined                                   $368,080  $308,891  $294,521  $237,637  $355,608
                                                             ================================================

Ratio of earnings to fixed charges, as defined                   2.93      2.54      2.63      2.08      3.01
                                                             ================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 2.44      2.24      2.28      1.80      2.70
                                                             ================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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